As filed with the Securities and Exchange Commission on July 24, 2008

Registration No.  333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

____________________________

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HONG KONG WINALITE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	5963	87-0575571
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

606, 6/F

Ginza Plaza, 2A Sai Yeung Choi Street South

Mongkok, Kowloon, Hong Kong

(852) 2388-3928

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 ____________________________

Jingjun Hu 606, 6/F Ginza Plaza, 2A Sai Yeung Choi Street South Mongkok, Kowloon, Hong Kong (852) 2388-3928	Louis A. Bevilacqua, Esq. Thomas M. Shoesmith, Esq. Joseph R. Tiano, Jr., Esq. Thelen Reid Brown Raysman & Steiner LLP 701 8th Street, N.W., Washington, D.C. 20001 202-508-4000

(Names, addresses and telephone numbers of agents for service)

____________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(3)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $.001 par value	1,659,326	$8.30	$13,772,406	$542

(1)

In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the OTC Bulletin Board on July 22, 2008.

(3)

Represents shares of the Registrant’s common stock being offered by the selling stockholders named in the Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated July 24, 2008

HONG KONG WINALITE GROUP, INC.

1,659,326 Shares of Common Stock

This prospectus relates to 1,659,326 shares of common stock of Hong Kong Winalite Group, Inc. that may be sold from time to time by the selling stockholders named in this prospectus.

We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “HKWO.OB.”  The closing bid price for our common stock on July 23, 2008 was $8.30 per share, as reported on the OTC Bulletin Board.

Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such broker-dealer or affiliate of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.  The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 6 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is             , 2008.

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	13
USE OF PROCEEDS	13
DILUTION	13
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	14
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	15
CORPORATE STRUCTURE AND HISTORY	18
OUR BUSINESS	19
MANAGEMENT	24
EXECUTIVE COMPENSATION	26
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; DIRECTOR INDEPENDENCE	28
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	28
SELLING STOCKHOLDERS	29
DESCRIPTION OF CAPITAL STOCK	31
SHARES ELIGIBLE FOR FUTURE SALE	31
PLAN OF DISTRIBUTION	33
LEGAL MATTERS	34
EXPERTS	34
WHERE YOU CAN FIND MORE INFORMATION	35

You should only rely on the information contained in this prospectus.  We have not, and the selling stockholders have not, authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

i

SUMMARY

The items in the following summary are described in more detail later in this prospectus.  This summary provides an overview of selected information and does not contain all the information you should consider.  Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.”

Overview

We are a development stage company that started our business in marketing and selling personal health and hygiene products in early May 2008.  These products currently consist of sanitary pads and pantiliners.  However, we plan to add other health and hygiene products to our product offerings within the coming months and years.  We procure all of the goods that we sell from an independent manufacturer in mainland China and sell them to consumers internationally through our contracted direct-selling distributors and wholesale and retail establishments.  We generate our revenues in three principal ways: from the resale at a profit of products manufactured to our specifications, from the delivery of consulting, management, technical, marketing, financial and/or other services to our distributors, and from the license of the Winalite mark and brand to the manufacturer and distributors of our products.

Our products are manufactured for us by an independent third party, Shenzhen Yuelang Techno Industrial Co., Ltd., or the Manufacturer, under a master purchase and supply agreement, or MPSA, entered into on May 1, 2008.  Pursuant to the MPSA, we purchase our products from the Manufacturer on an open account basis pursuant to separate purchase orders and resell those products to certain distributors as more particularly described below.  The prices we pay for the products are set by the MPSA and may only be changed by agreement of the parties.  The Manufacturer is responsible for marking and labeling the products and their packaging, and for quality control according to the specifications set forth in the MPSA and subject to our inspection.  With the exception of the PRC market, the Manufacturer is required to supply exclusively to us and is not permitted to manufacture or sell the same or functionally equivalent products to any other party.

We currently sell the products manufactured for us by the Manufacturer in Hong Kong, Malaysia, Taiwan, Indonesia, Singapore, Thailand, Vietnam, and the Philippines pursuant to exclusive international distribution agreements, or Distribution Agreements, that we entered into on May 1, 2008 with eight independent third party distributors, or the Distributors.  The Distributors purchase from us the products we buy from the Manufacturer, and resell those products through direct marketing and/or other channels in their assigned, exclusive territories.  The Distributors are responsible for promoting sales of our products in their territories, maintaining adequate sales forces, and other customary functions.  As we expand, we anticipate appointing additional distributors for new territories.

In addition to selling our products to our Distributors, we provide certain consulting, management, technical, marketing, financial and/or other services to our Distributors in exchange for certain fees pursuant to separate consulting and management services agreements, or Service Agreements, that we entered into with our Distributors.  Pursuant to separate license agreements, or License Agreements, entered into with our Distributors, we also license the Winalite mark and brand and certain other intellectual property to our Distributors, solely for use in their assigned, exclusive territories, and solely for the purpose of carrying out their activities under the Distribution Agreements, for a license fee in an amount equal to 10% of the monetary amount of the Distributor’s orders for products placed with us.

We classify the products that we sell into three categories: (1) ultra-thin regular anionic sanitary pads; (2) ultra-thin long anionic sanitary pads; and (3) anionic pantiliners.  The sanitary pads and pantiliners that we sell are patented in the PRC and such patent is owned by the Manufacturer.  These products have been tested by various independent Chinese agencies, including SGS-CSTC Standards Technical Services Co., Ltd., Shanghai Textile Industry Technology Intendance, National Paper Product Quality Control Institution Shanghai Office, and East China Normal University.

Our Industry

According to a market report of the feminine hygiene products issued by Global Industry Analysts, Inc. in 2008, the worldwide feminine hygiene products market is characterized by intense competition, innovation, and rising consumer health concerns.  Major players in this market include Procter & Gamble, Co., Johnson & Johnson, Kimberly-Clark Corp., Svenska Cellulosa Aktiebolaget SCA, Lil-lets Group Limited, Playtex Products, Inc., Unicharm Corporation, and Kao Corporation.  Given the growing number of aging brand loyal baby boomers entering menopause, the market is targeting the younger generation.  The other important factor shaping the market development is the increasing popularity of physically active lifestyles among women.  With active adolescents and working young women favoring figure-hugging dresses, swimsuits and spandex outfits, the use of  ultra thin sanitary pads and innovative tampons is expected to gain preference as protection precuts.  Driven by technology innovation and greater user safety, sanitary pads have emerged as a popular feminine protection product worldwide.  The consistent consumption trend is further benefited by technological innovations that have made sanitary pads thinner, smaller, lighter, and more highly absorptive.  The United States, Europe, and Asia-Pacific collectively account for about 80% of the feminine hygiene products market, as stated by Global Industry Analysts, Inc.  Sales from sanitary pads in the United States are estimated at $1.3 billion for 2008.  Asia-Pacific, with a vast population base and relatively untapped market, is projected to be the fastest growing region over the period 2001-2010.  Tampons are used extensively in the developed areas including the United States, Western Europe and Canada.  Faced with the issues related to adverse health and environmental affects, the European tampon market is expected to grow at a modest pace to reach $1.1 billion by 2010, according to Global Industry Analysts, Inc.  The use of tampons in Asia, Africa and Eastern Europe is restricted due to cultural and cost factors.

China has experienced over two decades of high economic growth, which has been stimulated by the consecutive increases of industrial output, consumer consumption and capital investment.  As China has become more affluent, its population, especially its female population, has grown more conscious of the benefits of personal health and hygiene products.  According to China National Household Paper Industry Association, from 1990 to 2005, the annual consumption of feminine products, including pantiliners and sanitary pads, increased by 1,420% and the sales from these products reached $1.65 billion in 2005.  In light of China’s rapid economic development, as well as high rates of infection and outbreaks of gynecological diseases, we believe that the market for high-end feminine hygiene as well as other personal care products has growth potential in China.

Our Competitive Strengths

We believe that our competitive strengths include:

•

An Experienced Management Team.  Our senior management is equipped with extensive direct sales and other marketing experience.  For instance, our Chief Marketing Officer, Mr. Guowen Ren has worked as a senior sales and marketing manager for more than 12 years including as a vice president of sales for Herbalife (China and Hong Kong) Health Products, Ltd. and the regional sales and operation manager of Avon (China) Cosmetics, Ltd.  Our Chief Information Officer, Mr. Kelvin Zheng, worked as a senior director of manufacturing and distribution operation of Amway from January 1994 to March 2000.

•

Favorable direct sale model.  We believe that our vertically integrated network marketing structure will be able to support a higher sales volume without adding significant costs.  Through the network marketing arrangements we plan to build, we anticipate that our distributors will be able to grow business without employing internal sales forces.  We believe that most marketing expenses will be borne by distributors.

Our Growth Strategy

We are enhancing profitability and cash flows of the Company through the following strategies:

•

Focus on Brand Development.  With intense price competition among many similar or identical products in the industry, we believe that building brand awareness is the primary means to generate and sustain profitable growth in the future.  We believe that to develop close cooperative relationships with research centers of well-know universities in China and worldwide is key to building brand equity.  We also market our products through an integrated marketing program that includes customer flyers, brochures and promotional pieces.  A number of merchandising techniques are used, including information on new products, the use of combination offers, the use of trial sizes and samples and the promotion of products packaged as gift items.  In the future, we also plan to publish sales and marketing magazines quarterly, with health care tips and product information.

•

Market Expansion.  We market and sell the products that we acquire from the Manufacturer by growing our sales network.  We sell some of these products through a combination of direct selling and distributorship stores.  We expect that our future distributors’ sales in China will be made through approximately 100 wholesale and retail stores throughout China in our first year of operation.  We intend to add 800 more such distributorship store in China over the next five years.  At the same time, we expect to expand our employee numbers to approximately 50 people over the next five years.  In addition, we seek to motivate our direct-selling and other distributor representatives through the adoption of special incentive programs that reward superior sales performance.  Periodical sales meetings with sales representatives are expected to be conducted at our headquarters in order to keep sales representatives updated on product line changes, explain sales techniques and provide recognition for sales performance.

•

Sales in China.  We conduct our business in China through a network of wholesale and retail stores.  We are committed to developing a domestic store network in China by creating a distributorship presence.  We intend to sell to and service more than 900 network stores in China over the next five years.  We expect that our sales in China will generate a significant part of annual revenues of the Company by the end of 2009.

•

International Growth.  Our overseas sales are expected to account for a significant percentage of our revenue in the future.  We expect to become present in 15 to 20 countries in Asia, Europe, North America and Africa by the end of 2009.  In these countries and regions, we sell goods to distributors who will in turn sell though contract direct sellers to end consumers.

•

Technology Innovation.  We believe that the development of new technology is critical to our success.  We will continuously work to improve the quality of our existing and future products through introducing new technology.  We expect to establish joint-development programs with Chinese universities and research institutes.

•

Introducing New Products.  We endeavor to expand our market presence by introducing additional competitive personal health and hygiene products to our product offerings, including personal care products, cosmetics, skin care products, and nutritional supplements.  Our new product development starts with the identification of potential market opportunities by our distributors and internal marketing forces, as well as from our assessment of our competitors.  We plan for this information to be analyzed by experts at outside institutions and research centers to help us determine which new products to sell.

•

Sales campaigns.  We believe that maintaining good public relations is key to our business success and organizing or participating in the public undertakings is undoubtedly the best means to promote public relations.  The public activities of a company reflect key values it appreciates.  We sponsor and organize many important social activities, such as sales rallies, motivational events, and sales and training seminars for our distributors, sub-distributors, and their sales forces.  These activities not only to reflect our high-level social responsibility, but also make us unique in the industry in China.  We believe that this kind of operation will continue to effectively promote our company reputation and our brand name.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” including for example:

•

our early stage of development and lack of operating history;

•

our reliance on a limited number of suppliers and distributors;

•

the effects of, and changes in, worldwide economic conditions;

•

our inability to effectively manage rapid growth; and

•

the possibility of losing key members of our senior management.

Any of the above risks could materially and adversely affect our business, financial position and results of operations.  An investment in our common stock involves risks.  You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

We were incorporated under the laws of Nevada on January 22, 1998 and are the holding company for our direct subsidiary in Hong Kong.  We conduct our principal operations through our wholly-owned subsidiary, The Hong Kong Winalite Group Limited, which was incorporated on September 10, 2007.

The address of our principal executive office is 606, 6/F, Ginza Plaza, 2A Sai Yeung Choi Street South, Mongkok, Kowloon, Hong Kong and our telephone number is (852) 2388-3928.

Conventions and Treatment of Stock Split

In this prospectus, unless indicated otherwise, references to

•

“We,” “us,” “our,” or the “Company” are references to the combined business of Hong Kong Winalite Group, Inc. and its wholly-owned Hong Kong operating subsidiary, The Hong Kong Winalite Group Limited, or Winalite, but do not include the stockholders of Hong Kong Winalite Group, Inc.;

•

“China” and “PRC” are to the People’s Republic of China;

•

“RMB” are to Renminbi, the legal currency of China;

•

“U.S. dollar,” “$” and “US$” are to the legal currency of the United States;

•

“Securities Act” are to the Securities Act of 1933, as amended, and “Exchange Act” are to the Securities Exchange Act of 1934, as amended; and

•

“SEC” are to the Securities and Exchange Commission.

Effective January 7, 2007, we implemented a 1-for-7.352380958 reverse stock split of issued and outstanding shares of our common stock which reduced the number of our issued and outstanding shares from 365,714,286 to 49,740,933 shares.  Unless otherwise indicated, all share and per share information contained herein has been adjusted to give effect to such reverse stock split.

The Offering

Common stock offered by selling stockholders	1,659,326 shares. This number represents 3.34% of our current outstanding common stock (1)
Common stock outstanding before the offering	49,740,933 shares.
Common stock outstanding after the offering	49,740,933 shares.
Proceeds to us	We will not receive proceeds from the resale of shares by the Selling Stockholders.

(1)

Based on 49,740,933 shares of common stock outstanding as of July 23, 2008.  1,659,326 shares include 1523,316 shares of common stock sold in connection with a securities purchase transaction on October 11, 2007 and 136,010 shares purchased by a former officer of the Company.

Summary Consolidated Financial Information

The following tables set forth a summary of our financial data. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	September 10, 2007 (Inception) to March 31, 2008	Three Months Ended March 31, 2008	September 10, 2007 (Inception) to December 31, 2007

Revenues	$-	$-	$-

Operating expenses	704,691	60,246	644,445

Loss before income taxes	704,691	60,246	644,445

Income taxes	-	-	-

Net income (loss)	(704,691)	(60,246)	(644,445)

BALANCE SHEET DATA:	As of March 31, 2008	As of December 31, 2007

Current assets	$188,764	$68,675

Total assets	188,764	$68,675

Current liabilities	824,340	642,208

Total liabilities	824,340	642,208

Stockholders’ equity (deficiency)	(635,576)	(573,533)

3

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision.  If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We are an early stage development company and we have limited operating history.  We have not earned any revenues and it is uncertain whether we will earn any revenues in the future or whether we will ultimately be profitable.

We are in the development stage and our operations are subject to all of the risks inherent in the establishment of a new business enterprise.  The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development of a new company engaged in the business of selling personal care and hygiene products.  We may not be able to effectuate our business plan in the future and we may not have sufficient funds available to complete our marketing and development programs or to market any products.  In addition, as a result of our limited operating history, we expect to incur substantial operating losses until we can generate sufficient revenues from the sales of the products that we acquire to cover our operating costs.  We currently have limited sources of operating revenue and there can be no assurance that we will be able to develop revenue sources or that our operations will ever become profitable.

Third-party suppliers and distributors provide and sell all of our products, and the loss of any of them or a disruption or interruption in the supply or distribution chain may adversely affect our business.

We acquire all of the products that we currently sell from the Manufacturer pursuant to the MPSA and have entered into Distribution Agreements with eight third party Distributors for the sale of the products acquired from the Manufacturer.  We expect to enter into similar agreements in the future with other manufacturers and distributors relating to the sale of different products.  All of our products will be purchased from these various suppliers and will be sold by these various distributors.  The loss of the Manufacturer as our supplier or, in the future, the inability to enter into agreements with other suppliers, or if we do enter into such agreements, the loss of any other suppliers that we may have a relationship with, or a significant disruption or interruption in the supply chain could have a material adverse effect on our ability to acquire the products that we plan to sell.  By the same token, the loss of these eight third party Distributors as our distributors or, in the future, the inability to enter into agreements with other distributors, or if we do enter into such agreements, the loss of any other distributors that we may have a relationship with, or a significant disruption or interruption in the distribution chain could have a material adverse effect on our ability to distribute the products that we plan to sell.  We charge a certain percentage markup over our procurement prices.  Any fluctuation in production costs or other expenses associated with direct selling to customers would not affect the premium we obtain on our products.  However, increases in the costs of procuring or distributing our products may adversely affect our profit margins if we are unable to pass along any higher costs in the form of price increases or otherwise achieve cost efficiencies in distribution.

There is substantial doubt about our ability to continue as a going concern due to our accumulated deficit and lack of proven revenues.

There is substantial doubt about our ability to continue as a going concern due to our accumulated deficit and lack of proven revenues, all of which means that we may not be able to continue operations unless we obtain additional funding.   Management’s plans may include raising capital through the equity markets to fund future operations and generating revenue through its business.  Failure to raise adequate capital and generate adequate sales revenues could result in our having to curtail or cease operations.  Additionally, even if we do raise sufficient capital to support our operating expenses and generate adequate revenues, there can be no assurances that the revenue will be sufficient to enable us to develop business to a level where we will generate profits and cash flows from operations.

We operate in an extremely competitive industry and are subject to continual pricing pressure that could negatively affect our financial results.

We compete either directly or indirectly with a number of major domestic and international manufacturers and distributors of personal care and hygiene products, as well as a large number of smaller, regional competitors.  Several of our competitors have strong technical, marketing, sales, manufacturing, distribution and other resources, as well as significant name recognition, established positions in the market and long-standing relationships with manufacturers and customers.  In addition, some of our competitors own raw materials facilities which, during periods of raw materials cost increases or price volatility, may provide a competitive pricing advantage and reduce their exposure to volatile raw material costs.  Although we anticipate that our operational costs will be relatively low due to our position as an intermediary, our ability to maintain and improve our operating margins may depend in part on our ability to control and reduce our costs.  We cannot assure you that we will be able to control or reduce our operating expenses, to raise or maintain our prices or increase our unit volume, in order to maintain or improve our operating results.

In addition, we face competition from competing network marketing companies.  We compete against products sold directly to consumers by other direct-selling and direct sales companies and through the Internet, and against products sold through the mass market and prestige retail channels.  The number of competitors and degree of competition that we face in our industries varies widely from country to country.  There are a number of direct-selling and retail and wholesale companies that sell product lines similar to ours, some of which also have worldwide operations and compete with us globally.

If our advertising, promotional, merchandising or other marketing strategies are not successful, if we are unable to deliver new products that represent technological breakthroughs; if we do not successfully manage the timing of new product introductions or the profitability of these efforts; or if for other reasons our distributors or end customers perceive competitors’ products as having greater appeal, then our sales and financial results may suffer.

We are also subject to significant competition for the recruitment of distributors from other direct selling or network marketing organizations, including those that market personal care and hygiene products.  As a result, it may be continually necessary to recruit and retain new distributors and if we are unable to do so our business may be adversely affected.

Cyclical industry conditions may adversely affect the results of our operations.

Our operating results are affected by the general cyclical pattern of the industries in which our major customer  groups (our distributors) operate, and the overall economic conditions in which we and our customers operate.  All of our target client segments are heavily dependent on the end-user markets they serve, especially up-scale and female markets.  A weak capital expenditure environment in these markets can be expected to have a material adverse effect on the results of our operations.

We may not be able to adequately protect the  proprietary intellectual property and technology associated with our products, which may harm our competitive position and result in increased expenses incurred to enforce our rights.

We rely on a combination of copyright, trademark, patent and trade secret laws, non-disclosure agreements and other confidentiality procedures and contractual provisions to establish, protect and maintain the proprietary intellectual property and technology and other confidential information associated with the sanitary pad and pantiliner products that we sell.  Some of these technologies are important to our business and are not protected by patents.  Despite our efforts, the steps we take to protect the proprietary intellectual property and technology and other confidential information associated with the products that we sell may not be adequate to preclude misappropriation of this proprietary information or infringement of the intellectual property rights associated with these products.  Protecting against the unauthorized use of the products, trademarks and other proprietary rights is also expensive, difficult and, in some cases, impossible.  Litigation may be necessary in the future to enforce or defend intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others.  Such litigation could result in substantial costs and diversion of management resources, either of which could harm our business, operating results and financial condition.

A significant portion of our sales are currently derived from a limited number of distributors,  and results from operations could be adversely affected and stockholder value harmed if we lose these distributors.

A significant portion of our revenues is currently derived from a limited number of distributors.  For example, approximately 75% of our revenues are expected to derive from eight distributors in fiscal year 2008.  The loss of any of these significant distributors that is not accompanied by the retention of new business in similar volume would adversely affect our revenues and stockholder value.

The products that we sell could be subject to product liability claims by consumers, which would adversely affect our profit margins, results from operations and stockholder value.

We are exposed to risks inherent in the packaging and distribution of personal care and hygiene products, such as with respect to adequacy of warnings, mislabeling and contamination.  As a result, there is a risk that someone using the products that we sell may experience significant negative side effects which may permanently harm them and we could be subject to claims for damages based on theories of product liability and other legal theories.  The costs and resources to defend such claims could be substantial and, if such claims are successful, we could be responsible for paying some or all of the damages.  Also, our reputation could be adversely affected, regardless of whether such claims are successful.  We currently intend to obtain product liability insurance at the appropriate time; however, there can be no assurance that we will be able to obtain or maintain insurance on acceptable terms for the products that we sell or that such insurance would be sufficient to cover any potential product liability claim or recall.  Any of these results would adversely affect our future profit margins, results from operations and stockholder value.

Expansion of our business may put added pressure on our management and operational infrastructure impeding our ability to meet any potential increased demand for the personal care and hygiene products that we sell and possibly hurting our future operating results.

Our business plan is to significantly grow our operations to meet anticipated growth in demand for the products that we sell, and by the introduction of new product offerings.  Growth in our business may place a significant strain on our personnel, management, financial systems and other resources.  The evolution of our business also presents numerous risks and challenges, including:

•

our ability to successfully and rapidly expand sales to potential new distributors in response to potentially increasing demand;

•

the costs associated with such growth, which are difficult to quantify, but could be significant; and

•

rapid technological change.

To accommodate any such growth and compete effectively, we may need to obtain additional funding to improve information systems, procedures and controls and expand, train, motivate and manage our employees, and such funding may not be available in sufficient quantities, if at all.  If we are not able to manage these activities and implement these strategies successfully to expand to meet any increased demand, our operating results could suffer.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Jingjun Hu, our Chairperson, Chief Executive Officer and President, Jianquan Li, our Chief Financial Officer, Guowen Ren, our Chief Marketing Officer, and Kelvin G. Zheng, our Chief Information Officer.  They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations.  If we lose a key employee or if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer.  Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team.  We depend on the skills and abilities of these key employees in managing the technical, marketing and sales aspects of our business, any part of which could be harmed by further turnover.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on their internal controls over financial reporting in their annual reports, including Form 10-KSB.  We are subject to this requirement commencing with our fiscal year ended December 31, 2007.  In addition, SOX 404 requires the independent registered public accounting firm auditing a company’s financial statements to also attest to and report on the operating effectiveness of such company’s internal controls.  However, this annual report does not include an attestation report because under current law, we will not be subject to these requirements until our annual report for the fiscal year ending December 31, 2009 if we are not deemed to be an accelerated filer.  We can provide no assurance that we will comply with all of the requirements imposed thereby.  There can be no assurance that we will receive a positive attestation from our independent registered public accountants.  In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent registered public accountants with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our ability to anticipate and respond to market trends and changes in consumer preferences could affect our financial results.

Our success depends on our ability to anticipate, gauge and react in a timely and effective manner to changes in consumer spending patterns and product preferences.  We must continually work to develop, produce and market new products, maintain and enhance the recognition of our brands, achieve a favorable mix of products, and refine our approach as to how and where we market and sell our products.  While we plan to devote considerable effort and resources to shape, analyze and respond to consumer preferences, consumer spending patterns and preferences cannot be predicted with certainty and can change rapidly.  If we are unable to anticipate and respond to trends in the market for our products and changing consumer demands, our financial results will suffer.

Furthermore, material shifts or decreases in market demand for our products, including as a result of changes in consumer spending patterns and preferences, could result in us carrying inventory that cannot be sold at anticipated prices or increased product returns by our distributors.  Failure to maintain proper inventory levels or increased product returns by our distributors could result in a material adverse effect on our business, results of operations and financial condition.

A general economic downturn or sudden disruption in business conditions may affect consumer purchases of discretionary items, including the personal care and hygiene products that we currently sell, which could adversely affect our business.

Consumer spending is generally affected by a number of factors, including general economic conditions, inflation, interest rates, energy costs, and consumer confidence generally, all of which are beyond our control.  Consumer purchases of discretionary items tend to decline during recessionary periods, when disposable income is lower, and may impact sales of the products that we sell.  In addition, sudden disruptions in business conditions as a result of a terrorist attack similar to the events of September 11, 2001, including further attacks, retaliation and the threat of further attacks or retaliation, war, adverse weather conditions or other natural disasters, such as Hurricane Katrina, pandemic situations or large scale power outages can have a short or, sometimes, long-term impact on consumer spending.  A downturn in the economies in which the products that we acquire are re-sold or a sudden disruption of business conditions in those economies could adversely affect our sales.

Our information technology systems may be susceptible to disruptions.

We employ information technology systems to support our business, including systems to support financial reporting, and an internal communication and data transfer network.  We also employ information technology systems to support distributors in many of our markets, including electronic order collection and invoicing systems and on-line training.  We have Internet sites in many of our markets, including business-to-business sites to support distributors.  Any of these systems may be susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events.  Despite the implementation of network security measures, our systems may also be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with these systems.  The occurrence of these or other events could disrupt our information technology systems and adversely affect our operation.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China’s political or economic situation could harm us and our operational results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or its legal system at any time.  This potentiality could either benefit or damage our ability to operate in China and our overall profitability.  Some of the things that could have this effect are:

•

level of government involvement in the economy;

•

control of foreign exchange;

•

methods of allocating resources;

•

balance of payments position;

•

international trade restrictions; and

•

international conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways.  As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

A substantial amount of our materials sourcing originates in China.  We may be unable to enforce our legal rights due to policies regarding the regulation of foreign investments in China as well as other aspects of the Chinese legal system.

Unlike the common law system prevalent in the United States, China’s legal system is a civil law system based on written statutes, in which system decided legal cases have little value as precedents.  China does not have a well-developed, consolidated body of laws governing foreign investment enterprises.  As a result, the administration of laws and regulations by government agencies are subject to considerable discretion and variation on the part of the Chinese government, including its courts, and may be subject to influence by external forces unrelated to the legal merits of a particular matter.  China’s regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published.  As a result, we may not be aware of any violations of these policies and rules until some time after the violation.  Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis.  The uncertainties regarding such regulations and policies present risks that may affect our ability to achieve our business objectives.  If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be materially and negatively affected.  In addition, any litigation in China may be protracted and result in substantial cost and diversion of resources and management attention.  The relative inexperience of China’s judiciary in many cases creates additional uncertainty as to the outcome of any litigation.  It may also be difficult to obtain enforcement of a judgment by a court of another jurisdiction in China.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities.  The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters.  We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements.  However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business profitably in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation.  During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%.  These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Any recurrence of severe acute respiratory syndrome, or SARS, or  another widespread public health problem, could harm our operations.

A renewed outbreak of SARS or another widespread public health problem in China, where much of our operations is conducted, could have a negative effect on our operations.

Our operations may be impacted by a number of health-related factors, including the following:

•

quarantines or closures of some of our offices which would severely disrupt our operations,

•

the sickness or death of our key officers and employees, and

•

a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could damage our operations.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in RMB and U.S. Dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars.  Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business.  In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items.  We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Recent Chinese merger and acquisition regulations may limit our ability to acquire assets and equity interests of Chinese companies, which could hinder our ability to expand in China and adversely affect our long-term profitability.

On September 8, 2006, the PRC Ministry of Commerce, or MOFCOM, together with several other government agencies, promulgated a comprehensive set of regulations governing the approval process by which a Chinese company may participate in an acquisition of its assets or its equity interests and by which a Chinese company may obtain public trading of its securities on a securities exchange outside of China.  Depending on the structure of the transaction, these regulations will require the Chinese parties to make a series of applications and supplemental applications to the governmental agencies.  In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction.  Governmental approvals will have expiration dates by which a transaction must be completed and reported to the governmental agencies.  Compliance with the new regulations is likely to be more time-consuming and expensive than in the past and the government now can exert more control over the combination of two businesses.  Accordingly, due to these new regulations, our ability to engage in business combination transactions with Chinese companies has become significantly more complicated, time-consuming and expensive and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulations allow PRC government agencies to assess the economic terms of a business combination transaction.  Parties to a business combination transaction may have to submit to MOFCOM and the other government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction.  The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the Chinese business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year.  The regulations also limit our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities.  Transaction structures involving trusts, nominees and similar entities are prohibited.  Therefore, such regulations may impede our ability to negotiate and complete a business combination transaction with a Chinese company on financial terms, which satisfy our investors and protect our stockholders’ economic interests and we may not be able to negotiate a business combination transaction on terms favorable to our stockholders.

RISKS RELATED TO THIS OFFERING AND THE MARKET FOR OUR STOCK GENERALLY

Our common stock is quoted on the OTC Bulletin Board, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board.  The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or Nasdaq system.  The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  As of July 23, 2008, the closing bid and asked price for our common stock was $8.30 per share.  However, trading in our common stock is volatile and our stock price fluctuates.  Our stock price has traded under $5.00 per share recently and it may do so again in the future, in which case, it may be designated a “penny stock.”  As a “penny stock”, our common stock may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”.  This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses).  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale.  As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market.  Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule.  In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

We do not intend to pay dividends on shares of our common stock for the foreseeable future, but if we intend to do so our holding company structure may limit the payment of dividends to our stockholders.

We have no direct business operations, other than our ownership of our subsidiary Winalite.  While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from Winalite and other holdings and investments.  In addition, Winalite from time to time may be subject to restrictions on its ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency, or other regulatory restrictions.  If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

We do not have any independent directors and may be unable to appoint any qualified independent directors.

We currently do not have any independent directors.  We plan to appoint a number of independent directors which will constitute a majority of our board of directors before our common stock is listed on a national securities exchange or NASDAQ, but we may not be able to identify independent directors qualified to be on our board.

Our largest stockholder, Jingjun Hu, holds a significant percentage of our outstanding voting securities and accordingly may make decisions regarding our daily operations, significant corporate transactions and other matters that other stockholders may believe are not in their best interests .

Ms. Jingjun Hu, our Chairperson, Chief Executive Officer and President, is the beneficial owner of approximately 87.87% of our outstanding voting securities.  As a result, she possesses significant influence over the election of our Board of Directors and significant corporate transactions.  Her ownership may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.  Other stockholders may believe that these future decisions made by Ms. Hu are not in their best interests.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements.  Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.  You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.  The selling stockholders will receive all of the net proceeds from the sales of common stock offered by them under this prospectus.

DILUTION

Our net tangible book value (deficit) as of March 31, 2008 was ($0.013) per share of common stock.  Net tangible book value (deficit) per share is determined by dividing our tangible book value (total assets less intangible assets including know-how, trademarks and patents and less total liabilities) by the number of outstanding shares of our common stock.  Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value (deficit) will be unaffected by this offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted under the symbol “HKWO.OB” on the Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc., but had not been traded in the Over-The-Counter market except on a limited and sporadic basis.  The CUSIP number is 43858D 104.

The following table sets forth, for the periods indicated, the high and low closing prices of our common stock.  These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.  These prices have been adjusted to give retroactive effect to the 1-for-7.352380958 reverse split of our common stock that occurred on January 7, 2008.

	Closing Prices (1)
	High	Low
Year Ended December 31, 2008
1st Quarter	$11.00	$1.25
2nd Quarter	$10.00	$8.00
3rd Quarter (through July 23, 2008)	$9.00	$8.30
Year Ended December 31, 2007
1st Quarter	$1.02	$1.02
2nd Quarter	$1.02	$1.02
3rd Quarter	$1.03	$1.02
4th Quarter	$1.50	$1.03

Year Ended December 31, 2006
1st Quarter	N/A	N/A
2nd Quarter(2)	$3.50	$2.85
3rd Quarter	$2.85	$2.30
4th Quarter	$2.60	$1.02

________________________

(1)

The above tables set forth the range of high and low closing  prices per share of our common stock as reported by www.quotemedia.com for the periods indicated, as adjusted for January 2008 reverse stock split.

(2)

Market prices were only available from June 26, 2006.

Holders

As of July 23, 2008, there were approximately 180 stockholders of record of our common stock.

Dividends

On October 12, 2007, we paid a cash dividend of $1.80133 (on a post-split basis) per share of common stock to our stockholders of record as of October 10, 2007 holding 217,617 shares of our common stock, which resulted in a total dividend distribution of $392,000.  Except for such dividend, we have never declared or paid cash dividends.  Any future decisions regarding dividends will be made by our board of directors.  We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are a development stage company.  From December 31, 2002 until December 28, 2007, when we completed a reverse acquisition transaction with Winalite, we were a blank check company and did not engage in any active business operations other than our search for, and evaluation of, potential business opportunities for acquisition or participation.

As a result of the acquisition of Winalite, we changed our business plan to market and sell personal health and hygiene products and our plan of operations for the next twelve months is to proceed with the implementation of this business plan.  We will strive to launch all aspects of our operations.

Plan of Operation

We generate revenues from the sale of personal hygiene products, including the initial products that we sell which are sanitary napkins and pantiliners.  We acquire these products from the Manufacturer under the MPSA and we re-sell these products to the Distributors with whom we have contractual relationships.  We generate revenues in three principal ways: from the resale at a profit of products manufactured to our specifications, from the delivery of consulting, management, technical, marketing, financial and/or other services to our Distributors, and from the license of the Winalite mark and brand to the Distributors of our products.

Eventually, we hope to develop relationships with other manufacturers and other distributors for the sale of other personal hygiene products.

We believe that our business has opportunities for growth through the following growth strategies:

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Focus on Brand Development.  With intense price competition among many similar or identical products in the industry, we believe that building brand awareness is the primary means to generate and sustain profitable growth in the future.  We believe that to develop close cooperative relationships with research centers of well-know universities in China and worldwide is key to building brand equity.  We also plan to market our products through an integrated marketing program that includes customer flyers, brochures and promotional pieces.  A number of merchandising techniques will be used, including information on new products, the use of combination offers, the use of trial sizes and samples and the promotion of products packaged as gift items.  We also plan to publish sales and marketing magazines quarterly, with health care tips and product information.

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Market Expansion.  We are committed to marketing and selling the products that we acquire from the Manufacturer by growing our sales network.  We sell some of these products through a combination of direct selling and distributorship stores.  We expect that our future distributors’ sales in China will be made through approximately 100 wholesale and retail stores throughout China in our first year of operation.  We intend to add 800 more such distributorship store in China over the next five years.  At the same time, we expect to expand our employee numbers to approximately 50 people over the next five years.  In addition, we seek to motivate our direct-selling and other distributor representatives through the adoption of special incentive programs that reward superior sales performance.  Periodical sales meetings with sales representatives are expected to be conducted at our headquarters in order to keep sales representatives updated on product line changes, explain sales techniques and provide recognition for sales performance.

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Sales in China.  We plan to conduct our business in China through a network of wholesale and retail stores.  We are committed to developing a domestic store network in China by creating a distributorship presence.  We intend to sell to and service more than 900 network stores in China over the next five years.  We expect that our sales in China will generate a significant part of annual revenues of the Company by the end of 2009.

•

International Growth.  In addition to China, we plan to effectuate sales into other countries and our overseas sales are expected to account for a significant percentage of our revenue in the future.  We expect to become present in 15 to 20 countries in Asia, Europe, North America and Africa by the end of 2009.  In these countries and regions, we plan to sell goods to distributors who will in turn sell though contract direct sellers to end consumers.

•

Technology Innovation.  We believe that the development of new technology is critical to our success.  We will continuously work to improve the quality of our existing and future products through introducing new technology.  We expect to establish joint-development programs with Chinese universities and research institutes.

•

Introducing New Products.  We will endeavor to expand our market presence by introducing additional competitive personal health and hygiene products to our product offerings, including personal care products, cosmetics, skin care products, and nutritional supplements.  Our new product development starts with the identification of potential market opportunities by our distributors and internal marketing forces, as well as from our assessment of our competitors.  We plan for this information to be analyzed by experts at outside institutions and research centers to help us determine which new products to sell.

•

Sales campaigns.  We believe that maintaining good public relations is key to our business success and organizing or participating in the public undertakings is undoubtedly the best means to promote public relations.  The public activities of a company reflect key values it appreciates.  We plan to sponsor and organize many important social activities, such as sales rallies, motivational events, and sales and training seminars for our distributors, sub-distributors, and their sales forces.  These activities are expected not only to reflect our high-level social responsibility, but also make us unique in the industry in China.  We believe that this kind of operation will continue to effectively promote our company reputation and our brand name.

Liquidity and Capital Resources

As of March 31, 2008, we had cash and cash equivalents (including restricted cash) of approximately $180,000.  In addition, during the first quarter of 2008, our Chairperson, Chief Executive Officer and President Ms. Hu, provided approximately 4.9 million HK Dollars as working capital to us.  We believe that our current cash on hand and expected revenue from operations will be sufficient to implement our plan of operations.  In addition, Ms. Hu is expected to provide working capital as needed for the second quarter of 2008.

However, we have incurred losses since our inception and have current liabilities in excess of current assets.  These factors raise substantial doubt about our ability to continue as a going concern.

Obligations Under Material Contracts

On May 1, 2008, we entered into the MPSA with the Manufacturer under which we purchase the products we sell to our Distributors from the Manufacturer.  The MPSA does not commit us to any specific volume of purchases, and all our purchases are on the terms and conditions contained in our standard purchase order form.  We purchase products from the Manufacturer on open account, and have the right to return any non-conforming goods for replacement at the Manufacturer’s cost.

Seasonality of our Sales

Our results of operations are not materially affected by seasonality and we do not expect seasonality to cause any material impact on our operations in the future.

Inflation

Inflation does not materially affect our business or the results of our operations.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any.  We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

•

Cash and cash equivalents.  Cash equivalents comprise highly liquid investments with initial maturities of three months or less to be cash equivalents.

•

Basic and diluted earnings per share.  We  report basic earnings per share in accordance with Statement of Financial Accounting Standards, or SFAS, No. 128, “Earnings Per Share”.  Basic earnings per share is computed using the weighted average number of shares outstanding during the period presented.  The weighted average number of shares of our Company represents the common stock outstanding during the reporting period.  During the reporting period, we had no dilutive instruments.  Accordingly, the basic and diluted earnings per share are the same.

•

Income taxes.  We use the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes,” or SFAS 109.  Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

•

Foreign currency translation.  The functional currency of our Company is Hong Kong dollars, or HKD.  We maintain our financial statements in the functional currency.  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the period.  For financial reporting purposes, our financial statements which are prepared using the functional currency have been translated into U.S. dollars.  Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.  The exchange rate in effect at March 31, 2008 was HKD1.00 for $0.1285.  There is no significant fluctuation in exchange rate for the conversion of HKD to U.S. dollars after the balance sheet date.

•

Fair value of financial instruments.  The carrying values of our financial instruments, including accrued expenses and amount due to a director approximate their fair values due to the short-term maturity of such instruments.  It is management’s opinion that we are not exposed to significant interest, price or credit risks arising from these financial instruments.

Recently issued accounting pronouncements

In March 2008, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133”, or SFAS 161.  SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows.  Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged.  Our management is in the process of evaluating the impact that SFAS 160 will have on our financial statements upon adoption.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51”, or SFAS 160.  SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  The guidance will become effective for the fiscal year beginning after December 15, 2008.  Our management is in the process of evaluating the impact that SFAS 160 will have on our financial statements upon adoption.

In December 2007, the FASB issued SFAS No. 141 (Revised) “Business Combinations”, or SFAS 141.  SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  The guidance will become effective for the fiscal year beginning after December 15, 2008.  Our management is in the process of evaluating the impact that SFAS 141 (Revised) will have on our financial statements upon adoption.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”, or SFAS 159.  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date.  The fair value option may be elected on an instrument-by-instrument basis, with few exceptions.  SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between companies that choose different measurement attributes for similar assets and liabilities.  The requirements of SFAS 159 are effective for our fiscal year beginning January 1, 2008.  The adoption of this statement has no material effect on our financial statements.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurement” (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year.  The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except in some circumstances where the statement shall be applied retrospectively.  The adoption of SFAS 157 has no material impact on the Company’s financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

CORPORATE STRUCTURE AND HISTORY

Our History

We were incorporated under the laws of Nevada on January 22, 1998 under the name Gourmet Herb Growers, Inc.  From our inception in 1998 until December 31, 2002, we engaged in the business of growing gourmet herbs and specialty vegetables for sale to, and use by, restaurants and delicatessens.  From that point until December 28, 2007, when we acquired Winalite in a reverse acquisition transaction, we were a blank check company and did not engage in active business operations other than our search for, and evaluation of, potential business opportunities for acquisition or participation.  During this time, we incurred limited operating expenses necessary to maintain our status as a corporation in good standing and conduct search for and evaluation of potential business opportunities.

Acquisition of Winalite

On December 28, 2007, we acquired Winalite in a reverse acquisition transaction.  In that transaction, we issued to the shareholders of Winalite 48,000,000 shares of our common stock in exchange for all of the issued and outstanding capital stock of Winalite.  Winalite thereby became our wholly owned subsidiary and the former shareholders of Winalite became our controlling stockholders.  Winalite was incorporated on September 10, 2007.  We amended our articles of incorporation on January 7, 2008 and changed our name from Gourmet Herb Growers, Inc. to Hong Kong Winalite Group, Inc.

In connection with our acquisition of Winalite, we assumed the rights and obligations of Winalite under certain restricted stock purchase agreements, or Purchase Agreements, that Winalite had entered into with several purchasers, or Purchasers, including four members of its management team and 160 expected service providers, distributors and sub-distributors of its products.  All of the Purchase Agreements are in substantially the same form. Under the Purchase Agreements, the Purchasers bought a number of shares of Winalite at par value, a nominal amount.  All the shares are subject to a gradually declining right of repurchase by Winalite at the same price per share paid by the Purchasers, according to a vesting schedule attached to each of the Purchase Agreements.

Upon the closing of the reverse acquisition, Richard Crimmins, our former sole director and executive officer, resigned from all offices that he held and from his position as our director effective immediately.  At the same time, Jingjun Hu, Xijian Zhou and Kelvin G. Zheng became our directors and our executive officers were replaced by the executive officers of Winalite.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Winalite as the acquiror and Gourmet Herb Growers, Inc. as the acquired party.  When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Gourmet Herb Growers, Inc. on a consolidated basis unless the context suggests otherwise.

OUR BUSINESS

Overview

We are a holding company that only operates through our direct, wholly-owned Hong Kong subsidiary, Winalite.  Through Winalite, we market and sell personal health and hygiene products internationally.  These products currently consist of sanitary pads and pantiliners, however we also plan to add other health and hygiene products to our product offerings within the coming months and years.  We procure all of the goods that we sell from an independent manufacturer in mainland China and sell them to consumers internationally through our contracted direct-selling distributors and wholesale and retail establishments.    We generate our revenues in three principal ways: from the resale at a profit of products manufactured to our specifications, from the delivery of consulting, management, technical, marketing, financial and/or other services to our distributors, and from the license of the Winalite mark and brand to the manufacturer and distributors of our products.

Our products are manufactured for us by the Manufacturer under the MPSA.  Pursuant to the MPSA, we purchase our products from the Manufacturer on an open account basis pursuant to separate purchase orders and resell those products to certain distributors as more particularly described below.  The prices we pay for the products are set by the MPSA and may only be changed by agreement of the parties.  The Manufacturer is responsible for marking and labeling the products and their packaging, and for quality control according to the specifications set forth in the MPSA and subject to our inspection.  With the exception of the PRC market, the Manufacturer is required to supply exclusively to us and is not permitted to manufacture or sell the same or functionally equivalent products to any other party.  The MPSA has an indefinite term but may be terminated on six months’ notice by either party or upon specified events, such as the insolvency of either party.

We currently sell the products manufactured for us by the Manufacturer in Hong Kong, Malaysia, Taiwan, Indonesia, Singapore, Thailand, Vietnam, and the Philippines pursuant to separate Distribution Agreements we entered into with eight independent third party Distributors.  The Distributors purchase from us the products we buy from the Manufacturer, and resell those products through direct marketing and/or other channels in their assigned, exclusive territories.  The Distributors are responsible for promoting sales of our products in their territories, maintaining adequate sales forces, and other customary functions.  The Distributors have the right to appoint sub-distributors and are required to report periodically to us on their activities.  The term of the Distribution Agreements is five years and will be automatically renewed for additional one year periods, unless we indicate in writing our desire to the contrary more than thirty (30) days before the end of the term.  As we expand, we anticipate appointing additional distributors for new territories.

In addition to selling our products to our Distributors, we provide certain consulting, management, technical, marketing, financial and/or other services to our Distributors pursuant Service Agreements that we entered into with our Distributors.  In consideration of these services, the Distributors agreed to pay us $300 per hour for senior management personnel, $150 per hour for middle management personnel and $75 per hour for managerial, technical and other support personnel.  In addition, the Distributors agreed to reimburse us for travel and other out-of-pocket expenses upon presentation of reasonable supporting documentation.  The Service Agreements may be terminated at any time by us, and upon sixty (60) days’ advance notice by the Distributors, by written notice delivered to the non-terminating party.

Pursuant to separate License Agreements entered into with our Distributors, we also license the Winalite mark and brand and certain other intellectual property to our Distributors, solely for use in their assigned, exclusive territories, and solely for the purpose of carrying out their activities under the Distribution Agreements.  In consideration of the rights granted to them by us under the License Agreements, each Distributor agreed to pay us a license fee in an amount equal to 10% of the monetary amount of the Distributor’s orders for the products placed with us.  In addition, each Distributor may sub-license the such intellectual property only to downline distributors, as defined in the Distribution Agreement, but may not grant to any sub-licensee any more right than is granted to the Distributor under the License Agreement.  The License Agreement will expire when the Distribution Agreement is terminated.  Once the License Agreement expires, the Distributors will immediately cease using all intellectual property and, at our option, return or destroy all intellectual property having tangible form in its possession, custody, or control.

The Manufacturer and some or all of the Distributors have up to now been using the name “Winalite” and one or more marks incorporating that name.  The MPSA and the Distribution Agreements include the transfer to us of all rights to the word, “Winalite,” as well as any trademark, trade name, or copyright to that word and any representation or design incorporating that word.  Pursuant to the MPSA and License Agreements, we then licensed that word, mark and brand back to the Manufacturer and Distributors solely for use in carrying out their obligations under our agreements with them.

Our Industry

According to a market report of the feminine hygiene products issued by Global Industry Analysts, Inc. in 2008, the worldwide feminine hygiene products market is characterized by intense competition, innovation, and rising consumer health concerns.  Major players in this market include Procter & Gamble, Co., Johnson & Johnson, Kimberly-Clark Corp., Svenska Cellulosa Aktiebolaget SCA, Lil-lets Group Limited, Playtex Products, Inc., Unicharm Corporation, and Kao Corporation.  Given the growing number of aging brand loyal baby boomers entering menopause, the market is targeting the younger generation.  The other important factor shaping the market development is the increasing popularity of physically active lifestyles among women.  With active adolescents and working young women favoring figure-hugging dresses, swimsuits and spandex outfits, the use of  ultra thin sanitary pads and innovative tampons is expected to gain preference as protection precuts.  Driven by technology innovation and greater user safety, sanitary pads have emerged as a popular feminine protection product worldwide.  The consistent consumption trend is further benefited by technological innovations that have made sanitary pads thinner, smaller, lighter, and more highly absorptive.  The United States, Europe, and Asia-Pacific collectively account for about 80% of the feminine hygiene products market, as stated by Global Industry Analysts, Inc.  Sales from sanitary pads in the United States are estimated at $1.3 billion for 2008.  Asia-Pacific, with a vast population base and relatively untapped market, is projected to be the fastest growing region over the period 2001-2010.  Tampons are used extensively in the developed areas including the United States, Western Europe and Canada.  Faced with the issues related to adverse health and environmental affects, the European tampon market is expected to grow at a modest pace to reach $1.1 billion by 2010, according to Global Industry Analysts, Inc.  The use of tampons in Asia, Africa and Eastern Europe is restricted due to cultural and cost factors.

China has experienced over two decades of high economic growth, which has been stimulated by the consecutive increases of industrial output, consumer consumption and capital investment.  As China has become more affluent, its population, especially its female population, has grown more conscious of the benefits of personal health and hygiene products.  According to China National Household Paper Industry Association, from 1990 to 2005, the annual consumption of feminine products, including pantiliners and sanitary pads, increased by 1,420% and the sales from these products reached $1.65 billion in 2005.  In light of China’s rapid economic development, as well as high rates of infection and outbreaks of gynecological diseases, we believe that the market for high-end feminine hygiene as well as other personal care products has growth potential in China.

Our Competitive Strengths

We believe that our competitive strengths include:

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An Experienced Management Team.  Our senior management is equipped with extensive direct sales and other marketing experience.  For instance, our Chief Marketing Officer, Mr. Guowen Ren has worked as a senior sales and marketing manager for more than 12 years including as a vice president of sales for Herbalife (China and Hong Kong) Health Products, Ltd. and the regional sales and operation manager of Avon (China) Cosmetics, Ltd.  Our Chief Information Officer, Mr. Kelvin Zheng, worked as a senior director of manufacturing and distribution operation of Amway from January 1994 to March 2000.

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Favorable direct sale model.  We believe that our vertically integrated network marketing structure will be able to support a higher sales volume without adding significant costs.  Through the network marketing arrangements we plan to build, we anticipate that our distributors will be able to grow business without employing internal sales forces.  We believe that most marketing expenses will be borne by distributors.

Our Growth Strategy

We are enhancing profitability and cash flows of the Company through the following strategies:

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Focus on Brand Development.  With intense price competition among many similar or identical products in the industry, we believe that building brand awareness is the primary means to generate and sustain profitable growth in the future.  We believe that to develop close cooperative relationships with research centers of well-know universities in China and worldwide is key to building brand equity.  We also market our products through an integrated marketing program that includes customer flyers, brochures and promotional pieces.  A number of merchandising techniques are used, including information on new products, the use of combination offers, the use of trial sizes and samples and the promotion of products packaged as gift items.  In the future, we also plan to publish sales and marketing magazines quarterly, with health care tips and product information.

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Market Expansion.  We market and sell the products that we acquire from the Manufacturer by growing our sales network.  We sell some of these products through a combination of direct selling and distributorship stores.  We expect that our future distributors’ sales in China will be made through approximately 100 wholesale and retail stores throughout China in our first year of operation.  We intend to add 800 more such distributorship store in China over the next five years.  At the same time, we expect to expand our employee numbers to approximately 50 people over the next five years.  In addition, we seek to motivate our direct-selling and other distributor representatives through the adoption of special incentive programs that reward superior sales performance.  Periodical sales meetings with sales representatives are expected to be conducted at our headquarters in order to keep sales representatives updated on product line changes, explain sales techniques and provide recognition for sales performance.

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Sales in China.  We conduct our business in China through a network of wholesale and retail stores.  We are committed to developing a domestic store network in China by creating a distributorship presence.  We intend to sell to and service more than 900 network stores in China over the next five years.  We expect that our sales in China will generate a significant part of annual revenues of the Company by the end of 2009.

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International Growth.  Our overseas sales are expected to account for a significant percentage of our revenue in the future.  We expect to become present in 15 to 20 countries in Asia, Europe, North America and Africa by the end of 2009.  In these countries and regions, we sell goods to distributors who will in turn sell though contract direct sellers to end consumers.

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Technology Innovation.  We believe that the development of new technology is critical to our success.  We will continuously work to improve the quality of our existing and future products through introducing new technology.  We expect to establish joint-development programs with Chinese universities and research institutes.

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Introducing New Products.  We endeavor to expand our market presence by introducing additional competitive personal health and hygiene products to our product offerings, including personal care products, cosmetics, skin care products, and nutritional supplements.  Our new product development starts with the identification of potential market opportunities by our distributors and internal marketing forces, as well as from our assessment of our competitors.  We plan for this information to be analyzed by experts at outside institutions and research centers to help us determine which new products to sell.

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Sales campaigns.  We believe that maintaining good public relations is key to our business success and organizing or participating in the public undertakings is undoubtedly the best means to promote public relations.  The public activities of a company reflect key values it appreciates.  We sponsor and organize many important social activities, such as sales rallies, motivational events, and sales and training seminars for our distributors, sub-distributors, and their sales forces.  These activities not only to reflect our high-level social responsibility, but also make us unique in the industry in China.  We believe that this kind of operation will continue to effectively promote our company reputation and our brand name.

The Products that we Sell

We classify the products that we sell into three categories: (1) ultra-thin regular anionic sanitary pads; (2) ultra-thin long anionic sanitary pads; and (3) anionic pantiliners.  The sanitary pads and pantiliners that we sell are patented in the PRC and such patent is owned by the Manufacturer.  These products have been tested by various independent Chinese agencies, including SGS-CSTC Standards Technical Services Co., Ltd., Shanghai Textile Industry Technology Intendance, National Paper Product Quality Control Institution Shanghai Office, and East China Normal University.

The sanitary pads and pantiliners are sold in combination packages, but are individually wrapped so that they can be carried discreetly without being contaminated.  Each piece of pad or pantiliner incorporates “Anionic Padding,” which contains an anionic core that is able to generate anions by slight body friction.  Anions are negatively charged ions.  An ion is an atom or molecule which has lost or gained one or more electrons, making it positively or negatively charged.  Anions are negatively charged because there are more electrons associated with them than there are protons in their nuclei.  The anionic core may be able to generate up to 6,070 anions per cubic centimeter such that the sanitary pads and pantiliners could be antibacterial, and could be able to prevent the contraction of certain diseases, reduce the acidic environment around the vaginal area, and absorb odor.

Our Sales and Marketing Efforts – How We Sell Our Products

Product Sales and Strategy

Our business is to engage in global network marketing of personal hygiene products.  We sell branded, fast-moving consumer goods to distributors worldwide, who in turn sell such products to consumers through direct selling, except in mainland China, where we expect that our contract distributors will sell through wholesaling and retailing distributorships.

Marketing Strategy

Our marketing objective is to expand our distributor base and geographic presence, and help our distributors to increase net sales through management training and consulting.  We believe the following marketing initiatives will grow our business:

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We plan for our distributors outside mainland China to employ a direct-selling model that we design for them.  We expect that with our consulting and training services and the products we re-sell to them, our direct-selling distributors will become steady sources of profit.  In mainland China, due to certain regulations, we plan for our distributors to sell the products through wholesaling and retailing distributorships.  We expect that this business model will prove profitable and competitive with other retail and wholesale business models because of the superior training, expertise, and motivation that we intend to promote in our distributors.

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We plan to select the most attractive countries and regions to enter and target customers in the top-25% income bracket.

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We believe that the products that we will sell will be patent-protected and of superior quality.  Therefore, we plan to target upscale customers in well-developed countries and regions and wealthy segments in developing countries, where there is increasing demand for quality fast moving consumer goods.

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We plan to be persistent in exploring new markets and increasing our geographic reach and presence.

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We expect to have distributor networks in 15 to 20 countries in Southeastern Asia and regions located in Australasia, North Asia, Europe, America and Africa by the end of 2009.  Before entering a new market, we plan to find experienced distributors.  We also plan to register the products that we sell in prospective countries and regions.  This process would average 3 months to register each product.  We plan to assist distributors in designing a sales launch plan.  Management estimates that the entire new market launch process to be 6-8 months in length, depending on various market factors, including the economic environment and governmental regulation.

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We plan to launch new product marketing lines by leveraging the initial markets that we develop for our current products.

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We plan to develop new product lines in line with market demand based on distributor feedback and our own market research.  On an ongoing basis, we plan to launch 2-4 new products each quarter to be available in all existing markets in addition to our core product portfolio.  In that regard, we plan to leverage our existing resources to reduce costs.

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We plan to seek partnerships with credible institutions and organizations that will facilitate building brand awareness and researching demand for other products.

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We plan to seek partnerships with the research centers of well-known universities in China and worldwide to further increase awareness of the products that we sell and to research market demand for potential future products.

Our Research and Development Efforts

Currently we do not have an internal research and development program.  We work with external research and development organizations to identify new marketing opportunities.

Our Competition

The personal health and hygiene industry both within China and globally is highly fragmented and intensely competitive.  Many of our competitors, both domestic and international, have significant research and development capabilities and financial, scientific, manufacturing, marketing and sales resources.  In China, we compete principally with Fujian Hengan Group, Ltd., Fujian Hengli Group, Ltd. and Procter & Gamble Co.  Internationally, we compete principally with Procter & Gamble Co. and Johnson & Johnson.

We compete with our competitors based upon the price and quality of the products that we sell, brand awareness, ability to produce a diverse range of products, and customer service.

Our Properties

We sub-lease our office space under a verbal sublease with Hong Kong Yuelang International Electronic Commerce Co., Limited, or Yuelang, for an indefinite term.  We pay Yuelang HK$21,503 (approximately $2,756) per month.  We expect to either enter into a written lease agreement with Yuelang’s landlord, World Gold Limited, or enter into a lease agreement for a different office space, in the near future.  Currently, we do not own or lease any other properties or facilities.

Our Intellectual Property

We currently do not own any patents or trademarks registered with any governmental authorities.  However, the Manufacturer owns PRC patent over certain sanitary paid and pantiliners that we sell and the MPSA granted to us a world-wide, royalty-free license during the term of the MPSA to use any patents, copyrights, trademarks, trade names or other intellectual property which is owned or to which Manufacturer has rights, solely for the purposes of marketing, selling and distributing the products that we purchase from the Manufacturer.

Pursuant to separate License Agreements entered into with our Distributors, we license the Winalite mark and brand and certain other intellectual property to our Distributors, solely for use in their assigned, exclusive territories, and solely for the purpose of carrying out their activities under the Distribution Agreements.  In consideration of the rights granted to them by us under the License Agreements, each Distributor agreed to pay us a license fee in an amount equal to 10% of the monetary amount of the Distributor’s orders for the products placed with us.  In addition, each Distributor may sub-license the such intellectual property only to downline distributors, as defined in the Distribution Agreement, but may not grant to any sub-licensee any more right than is granted to the Distributor under the License Agreement.  The License Agreement will expire when the Distribution Agreement is terminated.  Once the License Agreement expires, the Distributors will immediately cease using all intellectual property and, at our option, return or destroy all intellectual property having tangible form in its possession, custody, or control.

Regulation

There are no specific rules or regulations applicable to a company engaged in direct selling in countries where we expect to sell our products.  In China, companies may not re-sell through a direct marketing arrangement without being licensed to do so by the relevant governmental authorities.  Therefore, our distributors will not initially be engaged in direct selling inside China and will instead be selling through wholesale and retail distribution.  Wholesale and retail selling of personal health and hygiene products is not highly regulated in China.  Only the general rules of commerce, both in China and in the other countries our products will be sold, are applicable.

Our Employees

As of March 31, 2008, we did not have any employees, other than our 5 officers, who constituted our senior management team.  We expect to hire a total of 14 full-time employees over the next twelve months and we expect these employees to be allocated among job functions conducted at the company as follows:

Department	Number of Employees
Domestic Sales	3
Human Resources	1
International Sales	7
Finance	3
Total	14

Insurance

We currently intend to obtain product liability insurance at the appropriate time.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business.  We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
Jingjun Hu	40	Chairperson, Chief Executive Officer and President
Jianquan Li	50	Chief Financial Officer and Treasurer
Guowen Ren	41	Chief Marketing Officer
Kelvin G. Zheng	43	Chief Information Officer, Secretary, and Director
Shusheng Guo	40	Director

JINGJUN HU.  Ms. Hu became our Chairperson on December 28, 2007 and became our Chief Executive Officer and President on April 1, 2008.  Ms. Hu has 13 years of executive experience.  Before founding Winalite in September 2007, Ms. Hu was a Vice President of Guangzhou Yashi Investment Development Co., Ltd from September 2000 to September 2007.  Prior to that, she was a Vice President of Shenzhen Yashi Clothing and Hats Co., Ltd from March 1996 to August 2000, an Export Manager of Guangzhou Huachuan Silk Co., Ltd from August 1992 to November 1995 and an Engineer at Guangzhou Silk Dyeing Co., Ltd  from August 1990 to July 1992.  Ms. Hu has a Bachelor in Dyeing from Zhejiang Science-Technology University.

JIANQUAN LI.  Mr. Li became our Chief Financial Officer and Treasurer on April 1, 2008.  He has worked as a senior financial manager in China for more than 13 years.   From February 2007 to March 2008, Mr. Li served as a overseas financial director of the Manufacturer.   Before joining the Manufacturer, Mr. Li was the Vice President of Guangzhou Banju Lighting Company from October 2004 to January 2007, the Financial Director and President of SOUPB International (China) Company from March 2000 to September 2004, the Accounting Manager of Dong Fang Pearl Industrial Group Company from July 1998 to February 2000, and the Accounting and Office Senior Manager of Panyu Wan Jie Clothing Company from October 1994 to June 1998.   Mr. Li has a Master Degree in Economics from Guangdong Social Sciences Institute.

GUOWEN REN.  Mr. Ren became our Chief Marketing Officer on May 1, 2008. Mr. Ren has worked as a senior sales and marketing manager for more than 12 years.  From January 2005 to September 2007, Mr. Ren first served as a vice president of sales for Herbalife (China and Hong Kong) Health Products, Ltd., or Herbalife, a premier nutrition and weight-management company and then was promoted as the General Manager of Herbalife.  Before joining Herbalife, Mr. Ren was the director of Wall Street English (China) Training Center from June 2001 to December 2004, the regional sales and operation manager of Avon (China) Cosmetics, Ltd. from July 1998 to June 2001, the sales and operation senior manager of Amway (China) Co., Ltd. from October 1995 to July 1998, the national sales training manager of Gillette Shanghai Co., Ltd. from February 1995 to October 1995, the Shanghai branch sales manager of Avon (China) Cosmetics, Ltd. from December 1993 to February 1995, and the district sales manager of Handsome Garment Co., Ltd. from June 1991 to November 1993.  Mr. Ren has a Bachelor’s degree in English Literature from Shanghai Normal University.  Since October 2007, Mr. Ren has been studying at University of Phoenix for an MBA degree.

KELVIN G. ZHENG.  Mr. Zheng became our Chief Information Officer, Secretary, and a Director on December 28, 2007 and has served as the Chief Information Officer and a Director of Winalite since December 28, 2007.  Mr. Zheng has 18 years of experience in manufacturing, logistics planning, system development and software development environments in the U.S. and Asia.  Before joining Winalite, he was Chief Operating Officer of Etonenet, Inc, a leading wireless technology service provider in China, from March 2000 to August 2007, and the Senior Director of Manufacturing and Distribution Operation of Amway Corporation from January 1994 to March 2000.  Mr. Zheng has a Ph.D. in Mechanical Engineering from University of Illinois at Chicago.

SHUSHENG GUO.  Mr. Guo became a Director on May 1, 2008.  Mr. Guo has more than nine years of executive experience.  From June 2004 to April 2008, Mr. Guo served as a general manager of Spain Jinxin Trading Company, a company engaged in the business of importing apparel and shoes.  Before joining Spain Jinxin Trading Company, Mr. Guo was the Vice General Manager of Guangdong Jinjiufang Liquor Co., Ltd. from December 1999 to June 2006.  Mr. Guo holds a Bachelor’s degree from Guangzhou Leader Training College.

Directors are elected until their successors are duly elected and qualified.  Our current directors hold no directorships in any other reporting companies.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws (except where not subsequently dismissed without sanction or settlement), or from engaging in any type of business practice, or a finding of any violation of federal or state securities laws.  To the best of our knowledge, no petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of any of our directors or officers, or any partnership in which any of our directors or officers was a general partner at or within two years before the time of such filing, or any corporation or business association of which any of our directors or officers was an executive officer at or within two years before the time of such filing.  Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table – 2006 and 2007

There has been no compensation awarded to, earned by, or paid to any of our named executive officers or directors during 2006 or 2007 because we were not operating at that time.

Employment Agreements

On April 1, 2008, we entered into employment agreements with our Chairperson, Chief Executive Officer and President, Mr. Jingjun Hu, our Chief Financial Officer and Treasurer, Mr. Jianquan Li, and our Chief Information Officer, Mr. Kelvin Zheng.  Under the employment agreements, Ms. Hu’s monthly base salary is HKD 50,000 (approximately $6,420), Mr. Li’s monthly base salary is RMB 15,000 (approximately $2,138) and Mr. Zheng’s monthly base salary is RMB 67,000 (approximately $9,548).  In addition, each will receive a year end bonus equivalent to a month of their respective base salaries of each calendar year provided that he or she has been in our employment for 12 months as of December 31.  Each executive officer is also eligible to participate in our bonus program and any future stock option plans as appropriate to their respective position levels.

On May 1, 2008, we entered into an employment agreement with our Chief Marketing Officer, Mr. Ren.  The employment agreement provides, among other things, that Mr. Ren’s monthly base salary will be $2,500.  In addition, Mr. Ren is eligible to participate in our staff benefit plans.

All of the employment agreements are “at will” and either we or the executive officers may terminate employment anytime with or without advance notice.  The employment agreements also contain covenants prohibiting the executive officers from engaging in any business other than our business during their employment with us or disclosing any confidential information regarding our Company, both during their employment and after the termination of employment.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives during the fiscal year ended December 31, 2007.

Compensation of Directors

There have been no fees earned or paid in cash for services to our directors.  No stock or stock options or other equity incentives were awarded to our directors during the fiscal year ended December 31, 2007.  We do not have non-equity incentive or deferred compensation plans that our directors may participate in.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of July 23, 2008 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of The Hong Kong Winalite Group Limited, 606, 6/F, Ginza Plaza, 2A Sai Yeung Choi Street South, Mongkok, Kowloon, Hong Kong.

Name & Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Officers and Directors
Jingjun Hu	Chairperson, Chief Executive Officer and President	Common stock $0.001 par value	43,705,000	87.87%
Jianquan Li	Chief Financial Officer and Treasurer	Common stock $0.001 par value	0	*
Guowen Ren	Chief Marketing Officer	Common stock $0.001 par value	0	*
Kelvin G. Zheng	Chief Information Officer, Secretary and Director	Common stock $0.001 par value	0	*
Shusheng Guo	Director	Common stock $0.001 par value	0	*
All officers and directors as a group (5 persons named above)		Common stock $0.001 par value	43,705,000	87.87%
5% Securities Holder
Jingjun Hu	Chairperson, Chief Executive Officer and President	Common stock $0.001 par value	43,705,000	87.87%
Total Shares Owned By Persons Named Above
		Common stock $0.001 par value	43,705,000	87.87%

* Less than 1%

1Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

2As of July 23, 2008, a total of 49,740,933 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1).  For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

Changes in Control

There are currently no arrangements which may result in a change in control of the Company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; DIRECTOR INDEPENDENCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2007 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”).  We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

•

On December 28, 2007, we consummated the transactions contemplated by a share exchange agreement, or Exchange Agreement, with Winalite and the owners of the issued and outstanding capital stock of Winalite, including Jingjun Hu, our Chairperson, Chief Executive Officer and President and largest stockholder.  Pursuant to the Exchange Agreement, we acquired 100 percent of the outstanding capital stock of Winalite in exchange for 48,000,000 shares of our common stock.  As a result of this transaction, Ms. Hu became the beneficial owner of approximately 87.9% of our outstanding capital stock.

•

On October 30, 2007, Winalite entered into a financial advisory agreement, or FAA, with HFG International, Limited, a Hong Kong corporation.  Under the FAA, HFG International, Limited agreed to provide Winalite with financial advisory and consulting services in implementing a restructuring plan, facilitating Winalite’s going public transaction, and advising Winalite on matters related to Winalite’s post-going-public-transaction period.  In consideration for these services, HFG International, Limited was paid a fee of $80,000 after completion of a due diligence investigation of Winalite and a fee of $400,000 upon the closing of the going public transaction.  Winalite also granted HFG International, Limited certain registration rights.  Timothy P. Halter, who immediately prior to consummation of the transactions contemplated by the Exchange Agreement beneficially owned approximately 87.5% of our issued and outstanding capital stock, is the principal stockholder and Chief Financial Officer of HFG International, Limited.

•

We sub-lease our current office space from Yuelang pursuant to a verbal agreement for an indefinite term.  We pay Yuelang HK$21,503 (approximately $2,756) per month.  Our Chairperson, Chief Executive Officer and President, Ms. Jingjun Hu, was also a director of Yuelang at the time we entered into this verbal agreement.  Ms. Hu resigned as a director of Yuelang in December 2007.

•

From time to time since Winalite’s inception in September 2007, Ms. Hu, has made loans to Winalite in order to pay Winalite’s general and administrative expenses.  As of March 31, 2008, such loans totaled approximately $752,538.  The loans are short term and non-interest bearing.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

Prior to our reverse acquisition of Winalite, our independent registered public accounting firm was Pritchett, Siler & Hardy, P.C., or Pritchett, while Winalite’s independent registered public accounting firm was PKF Certified Public Accountants, Hong Kong, or PKF.  On December 28, 2007, concurrent with our reverse acquisition of Winalite, our board of directors approved the dismissal of Pritchett as our independent auditor and elected to continue the existing relationship of Winalite with PKF and appointed PKF as our independent auditor.

Pritchett’s reports on our financial statements as of and for the fiscal years ended December 31, 2006 and 2005, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its reports for the fiscal years ended December 31, 2006 and 2005 contained a going concern qualification as to our ability to continue as a going concern.

In connection with the audits of the fiscal years ended December 31, 2006 and 2005, and during the subsequent interim period through December 28, 2007, there were (1) no disagreements with Pritchett on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Pritchett, would have caused Pritchett to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(iv) of Regulation S-K.

During our two most recent fiscal years (ended December 31, 2006 and 2005) and from January 1, 2007 to December 28, 2007, we did not consult PKF with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us or oral advice was provided that PKF concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item) or a reportable event (as described in Item 304(a)(1)(iv) of Regulation S-K).

We provided Pritchett with a copy of this disclosure on January 10, 2008, providing Pritchett with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statement made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree.  A letter from Pritchett dated January 11, 2008 was filed by us as Exhibit 16.1 our current report on Form 8-K/A filed on January 11, 2008.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 1,659,326 shares of our common stock that were issued or are issuable to selling stockholders pursuant to transactions exempt from registration under the Securities Act.  All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

Securities Purchase Transaction

On October 11, 2007, we completed the sale of an aggregate of 1,523,316 shares of our common stock to Halter Financial Investments, L.P. for a cash purchase price of $400,000 pursuant to a stock  purchase agreement entered into between us and Halter Financial Investments, L.P., dated as of October 1, 2007.  The foregoing issuance was made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

Private Resale

On January 10, 2006, our former President, Rino Di Meo, President & Director, resigned and appointed Thomas G. Kimble as the sole officer and director of us.  In conjunction with the resignation, Mr. Di Meo sold all 136,010 shares of our stock owned by him, to Mr. Kimble for $10,000 cash, which Mr. Kimble obtained from personal funds.  The foregoing securities were sold to Mr. Kimble by Mr. Di Meo in reliance on Section 4(1-½ ) exemption under the Securities Act.

Selling Stockholders

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus.  Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of July 23, 2008 are included.  Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder.  Each selling stockholder’s percentage of ownership in the following table is based upon 49,740,933 shares of common stock outstanding as of July 23, 2008.

All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time.  In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders.  Furthermore, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

For additional information, refer to “Security Ownership of Certain Beneficial Owners and Management” above.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below.  To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.  We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Name and Address	Beneficial Before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (1)	Percentage of Common Stock Owned After Offering(2)
Halter Financial Investments, L.P. (3) 12890 Hilltop Road Argyle, Texas 76226	761,658	761,658	0	*
Halter Financial Group, L.P. (4) 12890 Hilltop Road Argyle, Texas 76226	761,658	761,658	0	*
Thomas G. Kimble 311 South State St. #440 Salt Lake City, UT 84111	136,010	136,010	0	*
Totals:	1,659,326	1,659,326	0	*

* Less than 1%

(1)

Assumes that all securities offered are sold.

(2)

As of July 23, 2008, a total of 49,740,933 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1).  For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)

Halter Financial Investments, L.P. is a Texas limited partnership in which Timothy P. Halter, our former director and officer, David Brigante, Marat Rosenberg and George Diamond (or their affiliated entities) are limited partners.  All of them have voting power and investment power over the securities owned by Halter Financial Investments, L.P.

(4)

Halter Financial Group, L.P. is a Texas limited partnership in which Timothy P. Halter, our former director and officer, David Brigante, Marat Rosenberg and George Diamond (or their affiliated entities) are limited partners.  All of them have voting power and investment power over the securities owned by Halter Financial Group, L.P.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 500,000,000 shares of common stock, par value $0.001 per share.  In connection with the reverse acquisition of Winalite on December 28, 2007, we issued 48,000,000 shares of our common stock to the shareholders of Winalite which increased our total issued and outstanding stock to 49,740,933.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters.  Our bylaws provide that the persons receiving the greatest number of votes shall be the directors.  Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.  Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors.  On October 12, 2007, we paid a cash dividend of $0.245 per share to our stockholders of record as of October 10, 2007 holding 1,600,000 shares of our common stock, which resulted in a total dividend distribution of $392,000.  Other than this dividend, our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.  Should we decide in the future to pay dividends, as a holding  company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and  investments.  In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of the local currency into U.S. dollars or other hard currency and other regulatory restrictions.  In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued,  fully paid and non-assessable.  To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 1,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof.  Any preferred stock so issued by the board of  directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both.  Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

No shares of preferred stock are currently outstanding.  The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

Our independent stock transfer agent is Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117.  Their phone number is (801) 272-9294.

SHARES ELIGIBLE FOR FUTURE SALE

As of July 23, 2008, there were approximately 49,740,933 shares of our common stock outstanding.

Shares Covered by this Prospectus

All of the 1,659,326 shares being registered in this offering may be sold without restriction under the Securities Act .

Rule 144

The SEC has recently adopted amendments to Rule 144 which became effective on February 15, 2008 and apply to securities acquired both before and after that date.  Under these amendments, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell its securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•

1% of the total number of securities of the same class then outstanding, which will equal approximately 497,409 shares immediately after this offering ; or

•

the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since we anticipate that our shares will be quoted on the OTC Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above.  If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation.  Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.  The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us.  The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company.  The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•

the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•

the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•

the least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144 our stockholders, who were stockholders of ours prior to the reverse acquisition of Winalite, will be able to sell the their shares of our common stock from and after January 4, 2009 (the one year anniversary of the filing of our “Form 10 information” with the SEC) without registration.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•

a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents, or broker-dealers, and any selling stockholders who are affiliates of broker-dealers, that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.  We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation.  See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares.  Such fees and expenses are estimated to be $51,542.  We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Thelen Reid Brown Raysman & Steiner LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of our Company included in this prospectus and in the registration statement have been audited by PKF Certified Public Accountants, Hong Kong, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering.  This prospectus does not contain all of the information set forth in the registration statement.  For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits.  With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Hong Kong Winalite Group, Inc.

(A development stage company)

Consolidated Financial Statements

For the period ended March 31, 2008

(Stated in US dollars)

Hong Kong Winalite Group, Inc.

(A development stage company)

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders of

Hong Kong Winalite Group, Inc.

(A development stage company)

We have audited the accompanying consolidated balance sheets of Hong Kong Winalite Group, Inc. (the “Company”) as of March 31, 2008 and December 31, 2007, and the related consolidated statements of operations and other comprehensive income, stockholders’ (deficit) and cash flows for the three months ended March 31, 2008 and for the period from September 10, 2007 (date of inception) to March 31, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of March 31, 2008 and December 31, 2007, and the results of their operations and their consolidated cash flows for the three months ended March 31, 2008 and for the period from September 10, 2007 (date of inception) to March 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As described in Note 4 to the financial statements, the Company is a development stage company and has an accumulated (deficit) as of March 31, 2008, these factors raise substantial doubt about its ability to continue as a going concern.  Management plans on the continuation of the Company as a going concern include financing the Company’s existing and future operations through additional issuance of common stock and/or advances from the stockholders and seeking for profitable business opportunities.  However, the Company has no assurance with respect to these plans.  These financial statements do not include any adjustments that might result from the outcome of this uncertainly.

PKF

Certified Public Accountants

Hong Kong, China

May 9, 2008

Hong Kong Winalite Group, Inc.

(A development stage company)

Consolidated Statements of Operations and Other Comprehensive Income

For the three months ended March 31, 2008 and from inception on September 10, 2007 through March 31, 2008

(Stated in US Dollars)

	Three months ended March 31, 2008	Cumulative total since inception

Revenue	$-	$-

Operating expenses
Administrative expenses	60,246	704,691

Loss before income taxes	(60,246)	(704,691)

Income taxes - Note 5	-	-

Net Loss	$(60,246)	$(704,691)

Other comprehensive (expenses)/income
Foreign currency translation adjustments	(1,797)	295

Total comprehensive expenses	$(62,043)	$(704,396)

Net Loss per share: basic and diluted - Note 6	$(0.001)	$(0.014)

Weighted average number of shares outstanding:
basic and diluted	49,740,933	48,866,146

See accompanying Notes to Consolidated Financial Statements

Hong Kong Winalite Group, Inc.

(A development stage company)

Consolidated Balance Sheets

As of March 31, 2008 and December 31, 2007

(Stated in US Dollars)

	As of March 31, 2008	As of December 31, 2007
ASSETS
Current assets
Other receivables	$9,340	$7,175
Cash and cash equivalents	179,424	61,500

TOTAL ASSETS	$188,764	$68,675

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

LIABILITIES
Current liabilities
Accrued expenses	$71,802	$520,320
Amount due to a director - Note 7	752,538	121,888

TOTAL LIABILITIES	824,340	642,208

COMMITMENT AND CONTINGENCIES - Note 8

STOCKHOLDERS’ (DEFICIT)
Preferred stock: par value $0.001 per share;
authorized 1,000,000 shares; none issued and outstanding
Common stock: par value $0.001 per share - Note 9
authorized 500,000,000 shares; issued and outstanding 49,740,933 shares	49,741	49,741
Additional paid in capital	19,079	19,079
Accumulated other comprehensive income	295	2,092
Accumulated (deficit)	(704,691)	(644,445)

TOTAL STOCKHOLDERS’ (DEFICIT)	(635,576)	(573,533)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$188,764	$68,675

See accompanying Notes to Consolidated Financial Statements

Hong Kong Winalite Group, Inc.

(A development stage company)

Consolidated Statements of Cash Flows

For the three months ended March 31, 2008 and from inception on September 10, 2007 through March 31, 2008

(Stated in US Dollars)

	Three months ended March 31, 2008	Cumulative total since inception
Cash flows from operating activities
Net loss	$(60,246)	$(704,691)
Changes in operating assets and liabilities:
Other receivables	(2,162)	(2,162)
Accrued expenses	(449,343)	72,790
Amount due to a director	629,312	751,624

Net cash flows provided by operating activities	117,561	117,561

Cash flows from financing activities
Proceeds from issuance of shares of Winalite	-	61,714

Net cash flows provided by financing activities	-	61,714

Effect of exchange rate changes on cash	363	149

Net increase in cash and cash equivalents	117,924	179,424

Cash and cash equivalents - beginning of period	61,500	-

Cash and cash equivalents - end of period	$179,424	$179,424

Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

See accompanying Notes to Consolidated Financial Statements

Hong Kong Winalite Group, Inc.

(A development stage company)

Consolidated Statements of Stockholders’ (Deficit)

(Stated in US Dollars)

					Accumulated
	Common stock		Additional		other
	No. of		paid in	Accumulated	comprehensive
	shares	Amount	capital	(deficit)	income	Total

Issuance of shares for RTO	48,000,000	$48,000	$(48,000)	$-	$-	$-

Issuance of shares of Winalite	-	-	61,645	-	-	61,645

Recapitalization	1,740,933	1,741	5,434	-	-	7,175

Net loss	-	-	-	(644,445)	-	(644,445)

Foreign currency translation
adjustments	-	-	-	-	2,092	2,092

Balance, December 31, 2007	49,740,933	49,741	19,079	(644,445)	2,092	(573,533)

Net loss	-	-	-	(60,246)	-	(60,246)

Foreign currency translation
adjustments	-	-	-	-	(1,797)	(1,797)

Balance, March 31, 2008	49,740,933	$49,741	$19,079	$(704,691)	$295	$(635,576)

See accompanying Notes to Consolidated Financial Statements

Hong Kong Winalite Group, Inc.

(A development stage company)

Notes to Consolidated Financial Statements

For the three months ended March 31, 2008 and from inception on September 10, 2007 through March 31, 2008

(Stated in US Dollars)

1.

Corporate information

Hong Kong Winalite Group, Inc. (the “Company”) was incorporated in the State of Nevada on January 22, 1998.  The Company’s shares are quoted for trading on the Over-The-Counter Bulletin Board in the United States of America.

Pursuant to a Share Exchange Agreement dated December 28, 2007, the Company acquired a 100% ownership interest in The Hong Kong Winalite Group Limited (“Winalite”), a limited company incorporated in Hong Kong on September 10, 2007, in consideration for the issuance of the Company’s 48,000,000 common shares (as adjusted for a 7.352380958-for-1 reverse stock split on January 7, 2008 (the “Reverse Stock Split”)) to the former stockholders of Winalite (“Winalite Former Shareholders”).

The aforesaid transaction was completed on December 28, 2007 and thereafter Winalite became a wholly owned subsidiary of the Company and Winalite Former Stockholders became the majority stockholders of the Company.  This transaction constituted a reverse takeover transaction (“RTO”).

2.

Description of business

The Company is a development stage company.  Following the RTO as detailed in note 1, the Company through its subsidiary plans to market and sell personal health and hygiene products.

3.

Basis of presentation

Pursuant to the Share Exchange Agreement dated on December 28, 2007, the Company issued 48,000,000 shares as adjusted for Reverse Stock Split of common stock, par value $0.001 per share, to the Winalite Former Stockholders, representing 96.5% of the Company post-exchange issued and outstanding common stock, in exchange for 100% of the outstanding capital stock of Winalite.

The RTO has been accounted for as a recapitalization of the Company whereby the historical financial statements and operations of Winalite become the historical financial statements of the Company, with no adjustment to the carrying value of the assets and liabilities.  The 1,740,933 shares as adjusted of the Company outstanding prior to the RTO are accounted for at $7,175 of net book value at the time of the RTO.  The accompanying consolidated financial statements reflect the recapitalization of the stockholders’ (deficit) as if the transaction occurred as of the beginning of the period presented.

Hong Kong Winalite Group, Inc.

(A development stage company)

Notes to Consolidated Financial Statements

For the three months ended March 31, 2008 and from inception on September 10, 2007 through March 31, 2008

(Stated in US Dollars)

4.

Summary of significant accounting policies

Continuance of operations

These consolidated financial statements are prepared on a going concern basis, which considers the realization of assets and satisfaction of liabilities in the normal course of business.  As of March 31, 2008, the Company had working (deficit) of $635,576, stockholders’ (deficit) of $635,576 and accumulated (deficit) of $704,691 respectively.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans on the continuation of the Company as a going concern include financing the Company’s existing and future operations through additional issuance of common stock and/or advances from the stockholders and seeking for profitable business opportunities.  However, the Company has no assurance with respect to these plans.  The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Cash and cash equivalents

Cash equivalents comprise highly liquid investments with initial maturities of three months or less to be cash equivalents.

Basic and diluted earnings per share

The Company reports basic earnings per share in accordance with SFAS No. 128, “Earnings Per Share”.  Basic earnings per share is computed using the weighted average number of shares outstanding during the period presented.  The weighted average number of shares of the Company represents the common stock outstanding during the reporting period.

During the reporting period, the Company had no dilutive instruments.  Accordingly, the basic and diluted earnings per share are the same.

Income taxes

The Company accounts for income tax in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns.  Deferred income taxes are recognized for all significant temporary differences between tax and financial statement bases of assets and liabilities.  A valuation allowance is recognized on deferred tax assets when it is more likely than not that these deferred tax assets will not be realized.

Hong Kong Winalite Group, Inc.

(A development stage company)

Notes to Consolidated Financial Statements

For the three months ended March 31, 2008 and from inception on September 10, 2007 through March 31, 2008

(Stated in US Dollars)

4.

Summary of significant accounting policies (Cont’d)

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Foreign currency translation

The functional currency of the Company is Hong Kong dollars (“HKD”).  The Company maintains its financial statements in the functional currency.  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the period.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars (“US dollars”).  Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.  The exchange rate in effect at March 31, 2008 and December 31, 2007 was HKD1.00 for $0.1285 and HKD1.00 for $0.1281 respectively.  There is no significant fluctuation in exchange rate for the conversion of HKD to US dollars after the balance sheet date.

Fair value of financial instruments

Financial instruments include cash equivalents, accrued expenses and amount due to a director.  Management of the Company does not believe that the Company is subject to significant interest, currency or credit risks arising from these financial instruments.  The respective carrying values of financial instruments approximate their fair values.  Fair values were assumed to approximate carrying values since they are short-term in nature or they are receivable or payable on demand.

Hong Kong Winalite Group, Inc.

(A development stage company)

Notes to Consolidated Financial Statements

For the three months ended March 31, 2008 and from inception on September 10, 2007 through March 31, 2008

(Stated in US Dollars)

4.

Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133”. SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged.  The management is in the process of evaluating the impact that SFAS 160 will have on the Company’s financial statements upon adoption.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact that SFAS 160 will have on the Company’s financial statements upon adoption.

In December 2007, the FASB issued SFAS No. 141 (Revised) “Business Combinations”. SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact that SFAS 141 (Revised) will have on the Company’s financial statements upon adoption.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS 159”).  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date.  The fair value option may be elected on an instrument-by-instrument basis, with few exceptions.  SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between companies that choose different measurement attributes for similar assets and liabilities.  The requirements of SFAS 159 are effective for our fiscal year beginning January 1, 2008.  The adoption of this statement has no material effect on the Company’s financial statements.

Hong Kong Winalite Group, Inc.

(A development stage company)

Notes to Consolidated Financial Statements

For the three months ended March 31, 2008 and from inception on September 10, 2007 through March 31, 2008

(Stated in US Dollars)

4.

Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurement” (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year.  The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except in some circumstances where the statement shall be applied retrospectively.  The adoption of SFAS 157 has no material impact on the Company’s financial statements.

5.

Income taxes

	For the three
	months ended	Cumulative total
	March 31, 2008	since inception

Loss before income taxes	$(60,246)	$(704,691)

Expected benefit at statutory rate
of 17.5%	$(10,543)	$(123,321)
Non-deductible expenses	5,051	111,916
Valuation allowance	5,492	11,405

	$-	$-

Recognized deferred income tax asset is as follows :-

	As of	As of
	March 31,	December 31,
	2008	2007

Operating losses available for future periods	$11,405	$5,913
Valuation allowance	(11,405)	(5,913)

	$-	$-

The Company is subject to the United States of America tax law.  No provision for the US federal income tax has been made as the Company had no taxable income for the reporting period.  The statutory tax rate is 34%.

The Company’s subsidiary operating in Hong Kong is subject to profits tax rate of 17.5% on the estimated assessable profits during the reporting period.  No provision for the Hong Kong profits tax has been made as the subsidiary had no taxable income for the reporting period.

Hong Kong Winalite Group, Inc.

(A development stage company)

Notes to Consolidated Financial Statements

For the three months ended March 31, 2008 and from inception on September 10, 2007 through March 31, 2008

(Stated in US Dollars)

5.

Income taxes (Cont’d)

As of March 31, 2008, Winalite had operating losses carried forward of $65,171 that can be utilized for an unlimited period of time.  The management determined that the operating losses did not meet the realization criteria and thereby full valuation allowance was made against the deferred tax asset.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”).  This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach.  The Company adopted FIN 48 on January 1, 2007.  The management evaluated the Company’s tax position and considered that no additional provision for uncertainty in income taxes is necessary as of March 31, 2008.

6.

Net loss per share

During the reporting period, the Company did not issue any dilutive instruments.  Accordingly, the reported basic and diluted loss per share is the same.

7.

Amount due to a director

The amount is interest-free, unsecured and repayable on demand.

8.

Commitment and contingencies

The Company had no commitments or contingent liabilities as of March 31, 2008.

9.

Common stock and additional paid-in capital

	Common stock
	Number of
	shares as
	adjusted for		Additional
	Reverse		paid-in
	Stock Split	Amount	capital

Issuance of shares for RTO	48,000,000	$48,000	$(48,000)
Issuance of shares of Winalite	-	-	61,645
Recapitalization	1,740,933	1,741	5,434

Balance, December 31, 2007 and March 31, 2008	49,740,933	$49,741	$19,079

Hong Kong Winalite Group, Inc.

(A development stage company)

Notes to Consolidated Financial Statements

For the three months ended March 31, 2008 and from inception on September 10, 2007 through March 31, 2008

(Stated in US Dollars)

9.

Common stock and additional paid-in capital (Cont’d)

(a)

On December 28, 2007, the Company issued 48,000,000 shares as adjusted for Reverse Stock Split of common stock, par value $0.001 per share, to Winalite Former Stockholders in exchange for 100% of the outstanding capital stock of Winalite.

(b)

The Company’s issued and outstanding number of common stock immediately prior to the RTO is 1,740,933 shares as adjusted for Reverse Stock Split are accounted for at $7,175 of net book value at the time of the RTO.

(c)

On January 7, 2008, the Company implemented a 7.352380958-for-1 Reverse Stock Split.  Immediately following the Reverse Stock Split, the Company has 49,740,933 shares of common stock issued and outstanding.  The effect of Reverse Stock Split has been retroactively reflected in these financial statements.  All references to weighted average shares outstanding and per share amounts included in the accompanying financial statements and notes reflect the Reverse Stock Split and its retroactive effects.

10.

Stock incentive plan

The Company had entered into restricted stock purchase agreements with certain employees, officers, directors and distributors (collectively, the “Purchasers”) pursuant to which the Company issued 4,295,000 shares of common stock (“Restricted Shares”) to the Purchasers at par value on December 10, 2007.  The Restricted Shares are subject to a vesting schedule over 5 years and become evenly vested for every six months.  Since the vesting schedule is starting on July 2, 2008 with first vesting date of January 2, 2009, no compensation charge is recognised in these consolidated financial statements.

11.

Related party transactions

Apart from the transactions as disclosed in note 7 to the financial statements, the Company had no other material transactions with its related parties during the reporting period.

12.

Subsequent events

On May 1, 2008, the Company entered into a master purchase and supply agreement (“MPSA”) with Shenzhen Yuelang Techno Industrial Co., Ltd. (“Yuelang”), an independent third party. Pursuant to the MPSA, the Company will purchase certain products from Yuelang at prices set out in the MPSA. The MPSA has an indefinite term but may be terminated on six months’ notice by either party or upon specified events, such as the insolvency of either party.

Hong Kong Winalite Group, Inc.

(A development stage company)

Notes to Consolidated Financial Statements

For the three months ended March 31, 2008 and from inception on September 10, 2007 through March 31, 2008

(Stated in US Dollars)

12.

Subsequent events (Cont’d)

On May 1, 2008, the Company entered into the following agreements with eight independent third party distributors (“Distributors”), namely the exclusive international distribution agreements (“Distribution Agreements”), consulting and management services agreements (“Services Agreements”) and license agreements (“License Agreements”).  Pursuant to the Distribution Agreements, the Distributors will purchase products from the Company and resell those products through direct marketing and/or other channels in their assigned and exclusive territories. The Distribution Agreements have an initial term of five years, which will be automatically renewed for additional one year period unless the Company indicates in writing its desire to the contrary more than thirty days before the end of the term. Pursuant to the Services Agreements, the Company agreed to provide certain consulting and management services to the Distributors at a pre-determined hourly rate agreed by both parties. The Services Agreement may be terminated at any time by the Company, and upon sixty days’ advance notice by the Distributors, by written notice delivered to the non-terminating party.  Pursuant to the License Agreements, the Company agreed to license to each Distributor certain intellectual property solely for use in their assigned and exclusive territories in connection with the marketing, sale and distribution of the Company’s products. Each Distributor agreed to pay the Company a license fee in an amount equal to 10% of the monetary amount of Distributor’s orders for the products placed with the Company. The License Agreement will expire when the Distribution Agreement is terminated.

HONG KONG WINALITE GROUP, INC.

1,659,326 shares of common stock

PROSPECTUS

               , 2008

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered.  All amounts, other than the SEC registration fee, are estimates.  We will pay all these expenses.

Amount to be Paid
SEC Registration Fee	$542
Printing Fees and Expenses	2,500
Legal Fees and Expenses	40,000
Audit Fees and Expenses	4,000
Transfer Agent and Registrar Fees	1,500
Miscellaneous	3,000
Total	$51,542

Item 14.  Indemnification of Directors and Officers

Section 78.138 of the Nevada Revised Statutes, or NRS, provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company.  Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation provide that no director or officer shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except to the extent provided by applicable law.  We will indemnify, and advance expenses as they are incurred to, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of our Company, or who is serving at the request or direction of our Company, or who is serving at the request or direction of our Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with the action, suit or proceeding, to the full extent permitted by Nevada law.

In addition, our Amended and Restated Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

•

We shall indemnify our directors to the fullest extent permitted by the NRS and may, if and to the extent authorized by our Board of Directors, so indemnify our officers and any other person whom we have the power to indemnify against liability, reasonable expense or other matter whatsoever.

•

We may at the discretion of our Board of Directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such.

Item 15.  Recent Sales of Unregistered Securities

On December 28, 2007, we issued 48,000,000 shares of our common stock to shareholders of Winalite.  The total consideration for these shares of our common stock was 48,000,000 shares of Winalite, which is all the issued and outstanding capital stock of Winalite.  We did not receive any cash consideration in connection with the share exchange.  The number of our shares issued to the stockholders of Winalite was determined based on an arms-length negotiation.  The issuance of our shares to these individuals was made in reliance upon exemptions from the registration requirements pursuant to Regulation S promulgated under the Securities Act.

On October 11, 2007, we completed the sale of an aggregate of 1,523,316 shares of our common stock to Halter Financial  Investments, L.P. for a cash purchase price of $400,000 pursuant to a stock  purchase agreement entered into between us and Halter Financial Investments, L.P., dated as of October 1, 2007.  The foregoing issuance was made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

In instances described above where we indicate that we relied upon Regulation S promulgated under the Securities Act in issuing securities, our reliance was based upon the following factors (a) each subscriber was neither a U.S. person nor acquiring the shares for the account or benefit of any U.S. person, (b) each subscriber agreed not to offer or sell the shares (including any pre-arrangement for a purchase by a U.S. person or other person in the United States) directly or indirectly, in the United States or to any natural person who is a resident of the United States or to any other U.S. person as defined in Regulation S unless registered under the Securities Act and all applicable state laws or an exemption from the registration requirements of the Securities Act and similar state laws is available, (c) each subscriber made his, her or its subscription from the subscriber’s residence or offices at an address outside of the United States and (d) each subscriber or the subscriber’s advisor has such knowledge and experience in financial and business matters that the subscriber is capable of evaluating the merits and risks of, and protecting his interests in connection with an investment in us.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description

2.1

Share Exchange Agreement, dated December 28, 2007, among the Company, The Hong Kong Winalite Group Limited and its stockholders [incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 4, 2008].

3.1	Amended and Restated Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 11, 2008].

3.2	Amended and Restated Bylaws of the Company adopted on December 28, 2007 [incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed on January 4, 2008].

Exhibit No.	Description

5*	Opinion of Thelen Reid Brown Raysman & Steiner LLP as to the legality of the shares.

10.1	Form of Restricted Stock Purchase Agreement [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 4, 2008].

10.2

Financial Advisory Agreement, dated October 30, 2007, by and between HFG International, Limited and The Hong Kong Winalite Group Limited [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 4, 2008].

10.3

Master Purchase and Supply Agreement, dated as of May 1, 2008, between The Hong Kong Winalite Group Limited and Shenzhen Yuelang Techno Industrial Co., Ltd. [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 7, 2008].

10.4	Form of Exclusive International Distribution Agreement [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 7, 2008].

10.5	Form of Consulting and Management Services Agreement [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 7, 2008].

10.6	Form of License Agreement [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 7, 2008].

10.7	Employment Agreement by and between the Company and Jingjun Hu dated April 1, 2008 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 4, 2008].

10.8	Employment Agreement by and between the Company and Jianquan Li dated April 1, 2008 [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 4, 2008].

10.9	Employment Agreement by and between the Company and Kelvin G. Zheng dated April 1, 2008 [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 4, 2008].

10.10	Employment Agreement by and between the Company and Guowen Ren dated May 1, 2008 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 2, 2008].

14.1	Business Ethics Policy & Code of Conduct for the Company adopted on March 12, 2004 [incorporated by reference to Exhibit 14.1 to the Company’s Current Report on Form 8-K filed on January 4, 2008].

21.1	Subsidiaries of the Company [incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K filed on January 4, 2008].

23.1*	Consent of PKF Certified Public Accountants, Hong Kong

23.2*	Consent of Thelen Reid Brown Raysman & Steiner LLP, included in Exhibit 5.

24*	Power of Attorney (included on the signature page of this registration statement)

*Filed herewith.

Item 17.  Undertakings

The undersigned registrant hereby undertakes to:

File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(a)

Include any prospectus required by Section 10(a)(3) of the Securities Act.

(b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)

Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mongkok, Hong Kong, on the 24th day of July, 2008.

HONG KONG WINALITE GROUP, INC.

By:	/s/ Jingjun Hu
Jingjun Hu Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on July 24, 2008.  Each person whose signature appears below constitutes and appoints Jingjun Hu and Jianquan Li, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title
/s/ Jingjun Hu Jingjun Hu Date: July 24, 2008	Chairperson, Chief Executive Officer and President (Principal Executive Officer)

/s/ Jianquan Li Jianquan Li Date: July 24, 2008	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Guowen Ren Guowen Ren Date: July 24, 2008	Chief Marketing Officer

/s/ Kelvin G. Zheng Kelvin G. Zheng Date: July 24, 2008	Chief Information Officer, Secretary and Director

/s/ Shusheng Guo Shusheng Guo Date: July 24, 2008	Director

EXHIBIT INDEX

Exhibit No.	Description

2.1

Share Exchange Agreement, dated December 28, 2007, among the Company, The Hong Kong Winalite Group Limited and its stockholders [incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 4, 2008].

3.1	Amended and Restated Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 11, 2008].

3.2	Amended and Restated Bylaws of the Company adopted on December 28, 2007 [incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed on January 4, 2008].

5*	Opinion of Thelen Reid Brown Raysman & Steiner LLP as to the legality of the shares.

10.1	Form of Restricted Stock Purchase Agreement [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 4, 2008].

10.2

Financial Advisory Agreement, dated October 30, 2007, by and between HFG International, Limited and The Hong Kong Winalite Group Limited [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 4, 2008].

10.3

Master Purchase and Supply Agreement, dated as of May 1, 2008, between The Hong Kong Winalite Group Limited and Shenzhen Yuelang Techno Industrial Co., Ltd. [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 7, 2008].

10.4	Form of Exclusive International Distribution Agreement [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 7, 2008].

10.5	Form of Consulting and Management Services Agreement [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 7, 2008].

10.6	Form of License Agreement [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 7, 2008].

10.7	Employment Agreement by and between the Company and Jingjun Hu dated April 1, 2008 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 4, 2008].

10.8	Employment Agreement by and between the Company and Jianquan Li dated April 1, 2008 [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 4, 2008].

10.9	Employment Agreement by and between the Company and Kelvin G. Zheng dated April 1, 2008 [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 4, 2008].

10.10	Employment Agreement by and between the Company and Guowen Ren dated May 1, 2008 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 2, 2008].

14.1	Business Ethics Policy & Code of Conduct for the Company adopted on March 12, 2004 [incorporated by reference to Exhibit 14.1 to the Company’s Current Report on Form 8-K filed on January 4, 2008].

21.1	Subsidiaries of the Company [incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K filed on January 4, 2008].

23.1*	Consent of PKF Certified Public Accountants, Hong Kong

23.2*	Consent of Thelen Reid Brown Raysman & Steiner LLP, included in Exhibit 5.

24*	Power of Attorney (included on the signature page of this registration statement)

*Filed herewith.